Exhibit 3.2

AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

MODIVCARE INC.

This Amendment (“Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of ModivCare Inc., a Delaware corporation (the “Corporation”), amends the Bylaws as follows:

1.    Amendment to Section 1.03. The first sentence of clause (a) of Section 1.03 of Article I of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Except as otherwise required by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate”), special meetings of the stockholders may be called at any time by a majority of the entire Board or the Chief Executive Officer.”

2.    Amendment to Section 2.05. The last sentence of Section 2.05 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Any director elected in accordance with the preceding sentence of this Section 2.05 shall hold office for a term that shall coincide with the term for which such director shall have been elected or appointed and until his or her successor shall have been duly elected and qualified, except in the event of his or her earlier death, resignation or removal.”

3.    Amendment to Section 2.06. Clause (a) of Section 2.06 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

“(a) Removal. A director may be removed from office at any time pursuant to, and in accordance with, the Company’s Certificate by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote at any annual or regular election of directors voting together as a single class. The term “cause” shall mean willful and continuous failure of a director to substantially perform such director’s duties to the Corporation or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.”

4.    Miscellaneous. Except to the extent expressly amended pursuant to this Amendment, the Bylaws shall remain in full force and effect.